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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITOR'S CONSENT

The Board of Directors
FIRST BRANDS CORPORATION:

     We consent to the use of our audit reports dated August 8, 1996, relating to the consolidated balance sheets of First Brands Corporation and subsidiaries as of June 30, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three year period ended June 30, 1996, and the related schedule, which audit reports appear in the June 30, 1996 annual report on Form 10-K of First Brands Corporation, and to the reference to our firm under the heading 'Experts' and 'Selected Consolidated Financial Information' in the Prospectus.

                                          KPMG PEAT MARWICK LLP

New York, New York
April 24, 1997

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